EX-99(h)(4)

December 16, 2014

State Street Bank and Trust Company

Attn: Dennis Fritchman

Channel Center

One Iron St

Boston, MA 02110

Re:	Goldman Sachs Trust II: Additional Portfolio under the Administration Agreement

Ladies and Gentlemen:

We hereby advise you that Goldman Sachs Trust II has established a new series of shares to be known as Goldman Sachs Multi-Manager Non-Core Fixed Income Fund (the “Portfolio”). In accordance with the terms of the Administration Agreement dated and effective as of April 30, 2013, by and between Goldman Sachs Trust II and State Street Bank and Trust Company (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”), the Trust hereby request that you act as Bank of the Portfolio under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

GOLDMAN SACHS TRUST II

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Treasurer & PFO

Agreed to this 16th day of December, 2014.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President